YANKEE ENERGY SYSTEM, INC.
                   401(k) EMPLOYEE STOCK OWNERSHIP PLAN


                    Financial Statements and Schedules
                     As of December 31, 1999 and 1998
                               Together with
                 Report of Independent Public Accountants


                        YANKEE ENERGY SYSTEM, INC.
                   401(k) EMPLOYEE STOCK OWNERSHIP PLAN


                    Financial Statements and Schedules
                        December 31, 1999 and 1998




Index
-----
                                                                          Page
                                                                          ----

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS............................        1

FINANCIAL STATEMENTS:
  Statements of Net Assets Available for
    Benefits as of December 31, 1999 and 1998.......................        2

  Statements of Changes in Net Assets Available
    for Benefits for the Year Ended December 31, 1999 and 1998......        3

NOTES TO FINANCIAL STATEMENTS AND SCHEDULES.........................       4-9

SUPPLEMENTAL SCHEDULES:
   Schedule H - Item 4(i) - Schedule of Assets Held for
     Investment Purposes as of December 31, 1999....................        10

   Schedule H - Item 4(j) - Schedule of Reportable Transactions
     for the Year Ended December 31, 1999...........................        11




                       Report of Independent Public Accountants



To the Plan Administrator of the
Yankee Energy System, Inc.
401(k) Employee Stock Ownership Plan:


We have audited the accompanying statements of net assets available for benefits of Yankee Energy System, Inc. 401(k) Employee Stock Ownership Plan (the Plan) as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements and schedules referred to below are the responsibility of the Plan administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1999 and 1998, and the changes in its net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                       /s/ Arthur Andersen LLP
                                           Arthur Andersen LLP


Hartford, Connecticut
May 19, 2000




YANKEE ENERGY SYSTEM, INC.
401(k) EMPLOYEE STOCK OWNERSHIP PLAN

Statements of Net Assets Available for Benefits
As of December 31, 1999 and 1998


                                                  1999            1998

ASSETS:

  Cash...................................     $   124,758     $      -
  Short term investments.................       9,806,692       9,614,085
  Mutual funds...........................      20,307,099      16,841,819
  Common stock...........................      13,951,348       9,467,819
  Employer contributions receivable......         788,730         794,181
  Employee contributions receivable......         211,104         198,166
  Accrued interest receivable............          13,458          10,043
                                              -----------     -----------

     Total assets........................      45,203,189      36,926,113
                                              -----------     -----------

LIABILITIES:

  Overdraft..............................            -            240,257
  Note payable - current.................            -            200,000
                                              -----------     -----------

     Total liabilities...................            -            440,257
                                              -----------     -----------

NET ASSETS AVAILABLE FOR BENEFITS........     $45,203,189     $36,485,856
                                              ===========     ===========



YANKEE ENERGY SYSTEM, INC.
401(k) EMPLOYEE STOCK OWNERSHIP PLAN

Statements of Changes in Net Assets Available for Benefits
For the Year Ended December 31, 1999 and 1998


                                                  1999            1998

ADDITIONS:

   Employee contributions and rollovers.....    $ 2,401,378    $ 4,716,661
   Employer contributions...................        969,250        832,431
   Earnings -
     Interest/other (expense) income........       (643,336)       397,705
     Dividends..............................      1,754,831      1,522,234
     Net appreciation (depreciation) in
       fair value of investments............      6,875,044       (648,836)
                                                -----------    -----------

      Total additions.......................     11,357,167      6,820,195
                                                -----------    -----------
DEDUCTIONS:

   Benefit distributions....................      2,639,834      2,905,692
     Total deductions.......................      2,639,834      2,905,692
     Net increase...........................      8,717,333      3,914,503
                                                -----------    -----------

NET ASSETS AVAILABLE FOR BENEFITS,
beginning of year...........................     36,485,856     32,571,353
                                                -----------    -----------

NET ASSETS AVAILABLE FOR BENEFITS,
end of year.................................    $45,203,189    $36,485,856
                                                ===========    ===========




                              YANKEE ENERGY SYSTEM, INC.
                         401(k) EMPLOYEE STOCK OWNERSHIP PLAN

                      Notes to Financial Statements and Schedules
                              December 31, 1999 and 1998


(1)  ESTABLISHMENT OF THE PLAN

     The Yankee Energy System, Inc. 401(k) Employee Stock Ownership Plan (the
     Plan) was established and effective on July 1, 1989 (the effective date) following the divestiture of the gas business of the Connecticut Light and Power Company (CL&P), a wholly-owned subsidiary of Northeast
     Utilities (NU), and the related creation of Yankee Energy System, Inc.
     (YES). Each transferred gas employee participating in the Northeast Utilities Tax Reduction Act Employee Stock Ownership Plan (TRAESOP), Payroll Based Employee Stock Ownership Plan (PAYSOP) or Supplemental Retirement Savings Plan became a participant in the Plan effective July 1, 1989. Participant account balances and $7,203,056 in assets were transferred to the Plan on the effective date. The assets were comprised of NU common stock and cash.

(2)  PLAN DESCRIPTION

     The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

     General

     The Plan is a defined contribution 401(k) Employee Stock Ownership Plan established to provide benefits to eligible employees. Participation in the Plan is voluntary. Union employees become eligible to participate on the first day of the month following the completion of one year of service. Non-union employees become eligible to participate on the first day of the month following the completion of six months of service.

     Contributions

     Participants contribute between 1% and 15% of compensation subject to limitations set forth by the Plan. Investment of employee contributions in the various funds is at the employees' discretion. YES matches 100% of non-union employee pre-tax contributions annually up to 3% of compensation and 50% of union employee pre-tax contributions each month up to 5% of compensation.

     Effective January 1, 1998, YES began matching 100% of non-union Yankee Energy Services Company employee pre-tax contributions annually up to 5% of compensation.

     Benefit payments

     Unless a participant elects otherwise, benefit distributions are made in a lump sum not later than sixty days following the end of the Plan year following the later of the participant's 65th birthday, the 10th anniversary of the date on which participation commenced or the termination of employment. In the event of the death of a participant prior to distribution, benefits will be paid to a designated beneficiary in a lump sum.

     Vesting

     Non-union employees become 100% vested upon commencing participation in the Plan. Union employees shall at all times be fully vested in employee contributions and will vest in the employer contributions in accordance with the following schedule:

          Years of Service              Vesting %
          ----------------              ---------

                 1                         20%
                 2                         40%
                 3                         60%
                 4                         80%
             5 or more                    100%

     The account balances of union employees, as of June 3, 1989, formerly participating in the NU Supplemental Retirement Savings Plan and NU TRAESOP and PAYSOP became fully vested on July 1, 1989.

     Notwithstanding the foregoing, union participants shall be fully vested in employer contributions upon reaching age 65 or in the event of death or total disability. Any union employee forfeitures will be used to reduce future employer contributions.

     Loans

     Participants may borrow up to the lesser of 50% of the participant's vested interest in his or her total account or $50,000, reduced by the highest outstanding balance of loans from the Plan during the one-year period preceding the date of the loan.

     Investment options

     The Plan consists of fifteen funds as follows:

          Cash Fund
            Represents a cash fund which is used as a temporary account for overnight transactions and features an investment sweep option to earn interest daily.

          Merrill Lynch Retirement Preservation Trust
            Provides preservation of participants' investments, liquidity and current income that is typically higher than money market funds.

          Merrill Lynch Growth Fund Investment and Retirement Class A
            Invests in securities, primarily equities.

          Northeast Utilities Stock Fund
            Maintains Northeast Utilities stock belonging to transferred CL&P and Northeast Utilities Service Company (NUSCO) employees formerly participating in the NU Supplemental Retirement Savings Plan.

          Merrill Lynch Basic Value Fund Class A
            Invests in securities, primarily equities.

          Merrill Lynch Capital Fund Class A
            Invests in equity securities, corporate bonds and money market securities.

          YES, Inc. Loan Fund
            Represents a clearing account for participant loans.

          Merrill Lynch Global Allocation Fund Class A
            Invests in U.S. and foreign equity, debt and money market securities.

          YES, Inc. Allocation Fund
            Represents the employer matching fund, which invests in Yankee Energy System, Inc. common stock.

          YES, Inc. Voluntary Stock Fund
            Invests in Yankee Energy System, Inc. common stock.

          MFS Strategic Income Fund
            Invests in foreign and domestic fixed-income securities.

          Alliance Premier Growth Fund
            Invests in a limited number of primarily large U.S. company common stocks and other equity securities.

          Lord Abbett Developing Growth Fund
            Invests in small company stocks.

          AIM International Equity Fund
            Invests in primarily foreign equity securities.

          Merrill Lynch S&P 500 Index Fund
            Invests in securities listed on Standard & Poor's 500 Index.

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of accounting

     The accompanying financial statements and schedules of the Plan have been prepared on the accrual basis of accounting.

     Use of estimates in the preparation of financial statements

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States and the Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 requires management of the plan to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

     Reclassifications

     Certain prior year amounts have been reclassified to conform with current year classifications.

     Administrative expenses

     Administrative expenses of the Plan are paid from the Plan assets unless paid by YES. Administrative expenses of approximately $81,000 and $70,500 were paid by YES in 1999 and 1998, respectively and are included in other (expense) income.

     Valuation of investments

     The Plan's investments are stated at fair value. Securities traded on the national securities exchange are valued at the last reported sales price on the last business day of the plan year. Investments traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last reported bid price.

(4)  INVESTMENTS

     The fair market value of individual investments that represent 5% or more of the Plan's total net assets as of December 31, 1999 and 1998 are as follows:

                                                          1999         1998
                                                          ----         ----

     Yankee Energy System, Inc. common stock           $12,584,879   $8,225,105
     Merrill Lynch Retirement Preservation Trust         8,764,392    8,563,481
     Merrill Lynch Basic Value Fund Class A              5,638,242    5,543,301
     Merrill Lynch Growth Fund Investment and
       Retirement Class A                                5,333,466    5,300,316
     Alliance Premiere Growth Fund                       2,944,643            *
     Merrill Lynch Capital Fund Class A                          *    2,610,466

    *Denotes amount has been omitted as it does not represent 5% or more of the Plan's total net assets.

     During 1999, the Plan's investments increased in fair value by $6,875,044 as follows:

                                                              Increase
                                                            in Fair Value
                                                             During Year
                                                            -------------
     Fair value as determined by quoted market value:

     Mutual funds                                           $ 2,025,484
     YES common stock                                         4,529,061
     NU common stock                                            320,499
                                                            -----------
                                                            $ 6,875,044
                                                            ===========

     During 1998, the Plan's investments decreased in fair value by $(648,836) as follows:

                                                            Net (Decrease)
                                                               Increase
                                                            in Fair Value
                                                             During Year
                                                            -------------

     Fair value as determined by quoted market value:

     Mutual funds                                           $(1,706,391)
     YES common stock                                           676,909
     NU common stock                                            380,646
                                                            -----------
                                                            $  (648,836)
                                                            ===========


(5)  NEW ACCOUNTING LITERATURE

     Statement of Position 99-3

     The Accounting Standards Executive Committee issued Statement of Position
     (SOP) 99-3, "Accounting For and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters," which eliminates the requirement for a defined contribution plan to disclose participant directed investment programs. The statement was adopted for the 1999 financial statements and as such, the 1998 financial statements have been reclassified to eliminate the participant directed fund investment program disclosures.

(6)  NONPARTICIPANT-DIRECTED INVESTMENTS

     Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

                                                      December 31,
                                                  1999            1998
                                                  ----            ----
     Assets:
       Cash                                   $   124,758      $     -
       Short Term Investments                   1,042,300       1,050,604
       Common Stock                             8,670,418       6,304,760
       Employer Contributions Receivable          770,058         775,986
       Accrued Interest Receivable                 13,458          10,043
                                              -----------      ----------
     Liabilities:
       Overdrafts                                    -            240,257
       Notes Payable - Current                       -            200,000
                                              -----------      ----------
                                              $10,620,992      $7,701,136
                                              ===========      ==========


                                                         Year Ended
                                                      December 31, 1998
                                                      -----------------

     Changes in Net Assets:
       Contributions                                      $  677,421
       Net Appreciation                                    2,984,212
       Reimbursement Income/Other                           (655,283)
       Benefit Distributions                                 (86,494)
                                                          ----------
                                                          $2,919,856
                                                          ==========

(7)  TAX STATUS

     The Plan obtained its latest determination letter on March 20, 1996 in which the Internal Revenue Service stated that the form of the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since the determination letter was received. However, the Plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, the Plan administrator believes that the Plan is qualified.

(8)  VOTING RIGHTS

     Each participant is entitled to exercise voting rights attributable to the shares allocated to his account and is notified by Merrill Lynch Trust Company (the Trustee) prior to the time that such rights are to be exercised. The Trustee is not permitted to vote any share for which instructions have not been given by a participant. The Trustee is required, however, to vote any unallocated shares on behalf of the collective best interest of plan participants and beneficiaries.

(9)  TERMINATION OF THE PLAN

     YES may suspend, terminate, or completely discontinue contributions under the Plan with respect to its employees subject to the provisions of the Employee Retirement Income Security Act of 1974 relating to plan terminations.

     Upon termination or partial termination of the Plan, the rights of all affected participants to their accounts to the date of such termination shall be fully vested to the extent funded.

(10) SUBSEQUENT EVENT

     Effective March 1, 2000, YES merged with NU. The Plan was merged into the Northeast Utilities 401(k) Plan on May 1, 2000.


                                                                                   Schedule I
                                                                                   EIN# 06-1236430
                                                                                   PLAN# 001

YANKEE ENERGY SYSTEM, INC.
401(k) EMPLOYEE STOCK OWNERSHIP PLAN

Schedule H - Item 4(i) - Schedule of Assets Held for Investment Purposes
As of December 31, 1999

                                                   (c) Description of
                                                  investment, including
                                                  maturity date, rate of
         (b) Identity of issue, borrower,          interest, collateral,
(a)          lessor or similar party              par or maturity value         (d) Current value

     Common Stock:
 *
     Yankee Energy System, Inc.                      286,430 shares                  $12,584,879
 *   Northeast Utilities                              66,456 shares                    1,366,469
                                                                                     -----------
        Total Common Stock                                                            13,951,348
                                                                                     -----------

     Mutual Funds:

 *   Merrill Lynch Growth Fund Investment
       and Retirement Class A                        194,509 shares                    5,333,466
 *   Merrill Lynch Basic Value Fund Class A          147,791 shares                    5,638,242
 *   Merrill Lynch Capital Fund Class A               69,938 shares                    2,242,917
 *   Merrill Lynch Global Allocation Fund Class A     46,244 shares                      648,334
 *   Merrill Lynch S&P 500 Index Fund                 88,272 shares                    1,590,671
     Lord Abbett Developing Growth Fund               46,674 shares                      954,949
     AIM International Equity Fund                    23,150 shares                      643,802
     Alliance Premier Growth Fund                     80,676 shares                    2,944,643
     MFS Strategic Income Fund                        42,827 shares                      310,075
                                                                                     -----------
        Total Mutual Funds                                                            20,307,099
                                                                                     -----------

     Short-Term Investments:

 *   Merrill Lynch Retirement Preservation Trust   8,764,393 shares                    8,764,392
 *   YES, Inc. Loan Fund                           1,042,300 shares                    1,042,300
                                                                                     -----------

        Total Short-Term Investments                                                   9,806,692
                                                                                     -----------
        Total Investments                                                            $44,065,139
                                                                                     ===========

*Indicates a party-in-interest.


                                                                                                Schedule II
                                                                                                EIN# 06-1236430
                                                                                                PLAN# 001

YANKEE ENERGY SYSTEM, INC.
401(k) EMPLOYEE STOCK OWNERSHIP PLAN

Schedule H - Item 4(j) - Schedule of Reportable Transactions
For the Year Ended December 31, 1999

                                                                                                (h) Current
                                                                     (f)Expense                  value of
                                                                      incurred                    asset on   (i) Net
(a) Identity of   (b) Description (c) Purchase (d) Selling (e) Lease   with         (g) Cost of   transaction   gain
    party involved    of asset        price         price      rental  transaction      asset     date        or (loss)


  Merrill Lynch       Retirement     $2,196,399  $     -      $  -      $  -         $2,196,399  $2,196,399    $  -
                      Preservation
                      Trust

  Merrill Lynch       Retirement           -        2,095,491    -         -          2,985,491   2,095,491   -
                      Preservation
                      Trust

  Merrill Lynch       Pending         2,288,915            -     -            -       2,288,915   2,288,915    -
                      Settlement
                      Fund

  Merrill Lynch       Pending              -          2,288,915  -            -       2,288,915   2,288,915    -
                      Settlement
                      Fund




The accompanying notes are an integral part of this schedule.



Consent of Independent Public Accountants



As independent public accountants, we hereby consent to the incorporation of our report dated May 19, 2000 in this Form 11-K into Yankee Energy System, Inc. 401(k) Employee Stock Ownership Plan's previously filed Registration Statement File No. 33-52077.

                                         /s/ Arthur Andersen LLP
                                             Arthur Andersen LLP


Hartford, Connecticut
June 26, 2000